                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                      PREDECESSOR                  COMPANY       PRO FORMA
                           ----------------------------------   -------------   ------------
                              YEAR ENDED                        JULY 10, 1998
                             DECEMBER 31,     JANUARY 1, 1998      THROUGH       YEAR ENDED
                           ----------------       THROUGH       DECEMBER 31,    DECEMBER 31,
                            1996     1997      JULY 9, 1998         1998            1998
                           ------   -------   ---------------   -------------   ------------
                                                                                (UNAUDITED)
Earnings:
  Income before income
     taxes...............  $6,757   $18,743       $14,493          $ 6,382        $ 8,895
  Add fixed charges:
     Interest expense....   2,237     2,100         1,409            9,674         19,988
     Deferred financing
       cost
       amortization......      --        --            --              401            825
     Portion of rents
       representative of
       the interest
       factor............      33       154           159               47             94
                           ------   -------       -------          -------        -------
Earnings as adjusted.....  $9,027   $20,997       $16,061          $16,504        $29,802
                           ======   =======       =======          =======        =======
Fixed charges:
  Interest expense.......  $2,237   $ 2,100       $ 1,409          $ 9,674        $19,988
  Deferred financing cost
     amortization........      --        --            --              401            825
  Portion of rents
     representative of
     the interest factor
     (approximately
     one-third of rent
     expense)............      33       154           159               47             94
                           ------   -------       -------          -------        -------
Total fixed charges......  $2,270   $ 2,254       $ 1,568          $10,122        $20,907
                           ======   =======       =======          =======        =======
Ratio of earnings to
  fixed charges..........     4.0       9.3          10.2              1.6            1.4
                           ======   =======       =======          =======        =======
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